Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Prosper Marketplace, Inc. & Prosper Funding LLC
San Francisco, California

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 23, 2018 relating to the consolidated financial statements of Prosper Marketplace, Inc. and its subsidiaries, and our report dated March 23, 2018 relating to the consolidated financial statements of Prosper Funding LLC and its subsidiaries (a wholly owned subsidiary of Prosper Marketplace, Inc.) (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to certain related party transactions with its direct parent, Prosper Marketplace, Inc.) appearing in the Annual Report on Form 10-K of Prosper Marketplace, Inc. and Prosper Funding LLC for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
March 23, 2018
San Francisco, California